EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Angeion Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-04189, 33-88882, 33-56784 and 33-81594) on Form S-8, Registration Statements
(Nos. 333-36005, 333-03007, 33-45600, 33-85902 and 33-80274) on Form S-3, and
Registration Statement (No. 33-82084) on Form S-2 of Angeion Corporation of our report dated September 13, 1996, relating to the consolidated balance sheets of Angeion Corporation and subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1997, which report is incorporated by reference in the July 31, 1997 annual report on Form 10-K of Angeion Corporation.

                                       /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
September 8, 1997